Exhibit 10.1

FRIDAY, JANUARY 27, 2023

Dear Johnny,

We are very pleased to extend to you an offer of employment as Chief Financial Officer reporting to Brian McKelligon, Chief Executive Officer. This letter confirms the terms of your employment.

Compensation Salary: Akoya Biosciences, Inc. will pay you a salary of $400,000.00 per year, as an exempt level employee, which is payable on a semi-monthly pay schedule, subject to applicable tax withholding requirements.

Annual Bonus

You will be eligible to receive a discretionary annual cash bonus. Your annual target bonus is 50% of your annualized base salary, subject to all applicable taxes and withholdings. Your eligibility for this bonus shall be subject to determination by the Board of Directors and based on the Company’s performance and your personal performance against key objectives. Your actual bonus payout may be adjusted depending on your and the Company’s performance, at the sole discretion of the Company. To be eligible to receive a bonus, you must be employed before October 1st and be a current employee at the time the bonus is distributed. Any bonus payout which may be made for the year in which you are hired will be prorated based on your length of service in such year.

Incentive Stock Options

The Company will offer you participation in an Equity Incentive Program. Subject to approval by the Board of Directors of the Company (the “Board”), you will be provided an option to acquire the number of shares equivalent to 160,000 of the Company’s common stock under the Company’s stock option plan (the “Option”). You will vest as to 25% of the shares subject to the Option on the first anniversary of your date of employment, with the remaining 75% of the shares subject to the Option vesting in equal monthly installments over the subsequent 36 months on the same day of the month as your date of employment, subject to your continued service to the Company through each applicable vesting date. The exercise price per share of the Option will be equal to the fair market value per share of the Company’s common stock on the date the Option is granted, as determined by the Board in good faith. There is no guarantee that the Internal Revenue Service will agree with this value.

You will also receive 160,000Restricted Stock Units (RSUs). The RSUs will vest in equal annual installments over four (4) years from the 1st day of the month subsequent to your start date, subject to your continued employment. For example, if you were hired on May 20th, your vesting start date would be June 1st and your first vesting event would be June 1st of the next year. The terms of your equity grants will be in accordance with Akoya Biosciences' equity incentive plan.

Time Off/PTO

Employees at this compensation band are provided unaccrued PTO in accordance with Akoya Biosciences' standard policies.

Company Holidays

The Company offers 10 paid Holidays per calendar year.

Benefit Plans / Eligibility Effective Date

Beginning on the first of the month following your start date with Akoya, you shall be entitled to participate in our standard health plan selections. Your welfare and wellness benefits (Life, AD&D, STD and LTD) will be effective on your first day of hire. We offer a 401(k) Plan with an immediate Company match of 50% up to the first 4% of eligible compensation. You may commence participation in our program on the first of the month following your date of employment. All benefit plans are on terms as may be established by Akoya Biosciences, Inc., which, in its sole discretion, may change or alter.

Executive Severance and Change-in-Control Agreement

As an Executive Officer at Akoya Biosciences, on or around your first day of employment, you will be formally requested to participate in our Executive Severance and Change-in-Control Agreement. Under separate cover, we are sending you a copy of the Agreement. For the avoidance of doubt and notwithstanding anything to the contrary regarding equity acceleration, should there be an event of a Change in Control as defined in the 2021 Equity Incentive Plan and an Involuntary Termination or a resignation for a Good Reason during the Protection period, all unvested equity awards shall vest and become immediately exercisable upon such Change in Control, as defined in the Akoya Biosciences, Inc. Executive Severance and Summary Plan Description, effective March 23, 2022.

Confidential Information and Invention Assignment Agreement

As a condition of your employment with Akoya Biosciences, Inc., you acknowledge that you have executed and delivered a copy of Akoya Biosciences, Inc.'s Proprietary Information and Inventions Agreement and will abide by its terms. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and you, therefore, agree that Akoya Biosciences, Inc. shall be entitled to injunctive relief in case of any such breach or threatened breach.

Current or Previous Confidentiality / Non-Disclosure Agreements

Akoya reminds you of your obligations, if any, to adhere to confidentiality/non-disclosure agreements previously signed with your current and/or previous employers. It is up to you, the employee, to abide by the obligations of such agreements in terms of the use and disclosure of any company confidential information in any form.

At-Will Employment and Terms

Your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, the Company is free to terminate its employment relationship with you at any time, with or without cause. You agree to devote your full business time, attention, and best efforts to the business of Akoya Biosciences, Inc. during the employment relationship.

Your position, job description, manager, salary, benefits, duties, work location, and responsibilities may be modified from time to time at the sole discretion of Akoya Biosciences, Inc. You agree to strictly adhere to the policies and regulations of Akoya Biosciences, Inc. as may be set forth in any Employee Handbook or published policies of Akoya Biosciences, Inc. now or in the future, including all amendments to the Handbook which may be made in the future in Akoya Biosciences, Inc.'s sole discretion as published or amended from time to time. This offer is contingent upon successfully completing a standard background check clearance, reference check, drug test, and satisfactory proof of the right to work in the US, as required by law.

Other than the Chief Executive Officer (“CEO”), no one has the authority to make any agreement for employment other than for employment at will or to make any agreement limiting Akoya Biosciences, Inc.'s discretion to modify the terms and conditions of employment. Only the CEO has the authority to make any such agreement and then only in writing and signed by each of the CEO and the respective employee. No implied contract concerning any employment-related decision or term or condition of employment can be established by any other statement, conduct, policy, or practice.

Governing Law

This Agreement is made and shall be construed and enforced in accordance with the laws of the State of California. This Agreement and the Exhibit supersede and replace all prior agreements or understandings, oral or written, between Akoya Biosciences, Inc., and you, except for prior confidentiality agreements, if any. This Agreement may not be modified except by a writing signed both by the CEO and by you.

Arbitration

In the event of any dispute in connection with this Agreement or the Exhibits, the parties agree to resolve the dispute by binding arbitration in San Francisco, California, under the Arbitration Rules of the American Arbitration Association ("AAA"), with a single arbitrator familiar with employment and technology agreements appointed by AAA. In the event of any dispute, the prevailing party shall be entitled to its reasonable attorneys' fees and costs from the other party, whether the matter is litigated or arbitrated to a final judgment or award. The arbitrator's decision shall be final and binding on all parties and may be entered in any court having competent jurisdiction.

Closing

We are very excited about your joining Akoya Biosciences, Inc. Should you accept our offer, and we hope you do, we look forward to having you join the company on a date that is mutually agreeable for both you and Akoya. Currently, we are targeting a start date on or around March 13, 2023.

This offer will expire on February 1, 2023. On or before your first day of employment, you will be provided with onboarding information from Akoya regarding company benefits and policies.

We look forward to welcoming you to the Akoya Biosciences team. We believe you will find your employment at Akoya to be an enjoyable and fulfilling experience. If you have any questions, please do not hesitate to contact Brian McKelligon or me.

Sincerely,

/s/ Marilee Moy

Marilee Moy

Chief People Officer

Offer Letter Acceptance

I have read and accept this offer of employment:

/s/ Johnny Ek	01/30/2023
Johnny Ek	Date